Consent of Independent Auditors



  The Board of Directors
  Markel Corporation

  The Administrative Committee
  Markel Corporation Retirement Savings Plan:


  We consent to incorporation by reference in the registration statement No. 33-61598 on Form S-8 of Markel Corporation of our report dated June 11, 1999 relating to the statements of assets available for benefits of the Markel Corporation Retirement Savings Plan as of December 31, 1998 and 1997, the related statements of changes in assets available for benefits for the years then ended, which report is included in this annual report on Form 11-K.





  Richmond, Virginia
  June 28, 1999

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